As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-220757

Registration No. 333-220757-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT No. 333-220757

REGISTRATION STATEMENT No. 333-220757-01

UNDER

THE SECURITIES ACT OF 1933

MEDEQUITIES REALTY TRUST, INC.

(Omega Healthcare Investors, Inc., as successor by merger to MedEquities Realty Trust, Inc.)

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

(Exact name of registrant as specified in its charter)

Maryland (MedEquities Realty Trust, Inc.)	46-5477146
Delaware (MedEquities Realty Operating Partnership, LP)	47-1208487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Omega Healthcare Investors, Inc.

303 International Circle, Suite 200

Hunt Valley, Maryland 21030

(410) 427-1700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Robert O. Stephenson

Chief Financial Officer, Treasurer and Secretary

303 International Circle, Suite 200

Hunt Valley, Maryland 21030

(410) 427-1700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

MedEquities Realty Trust, Inc.:

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☑

MedEquities Realty Operating Partnership, LP:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☑

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-220757) of MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), and the Registration Statement on Form S-3 (File No. 333-220757-01) of MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Company OP,” and, together with the Company, the “Registrants”), which were originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2017 and became effective on October 13, 2017 (the “Registration Statements”). The Registration Statements registered the offer and sale of debt securities of the Company OP, shares of the Company’s common stock, $0.01 par value per share, preferred stock, $0.01 par value per share (“Preferred Stock”), depositary shares representing Preferred Stock, warrants, rights and guarantees of the debt securities of the Company OP, with an aggregate initial public offering price of up to $500,000,000.

On May 17, 2019, pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019, as amended on March 26, 2019 (the “Merger Agreement”), by and among the Company, MedEquities OP GP, LLC, the Company OP, Omega Healthcare Investors, Inc. (“Omega”) and OHI Healthcare Properties Limited Partnership, the Company was merged with and into Omega (such merger transaction, the “Merger”) at the effective time of the Merger, with Omega continuing as the surviving company in the Merger.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrants have terminated all offerings of their securities pursuant to the Registration Statements and the Registrants hereby remove from registration all securities registered pursuant to the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on May 17, 2019.

OMEGA HEALTHCARE INVESTORS, INC. (as successor by merger to MedEquities Realty Trust, Inc.)

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer, Treasurer and Secretary

MedEquities Realty Operating Partnership, LP

By: MedEquities OP GP, LLC, its general partner

By: Omega Healthcare Investors, Inc., its sole member

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer, Treasurer and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.